UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________


                                  SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                    Bogen Communications International, Inc.
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)


                                  097189-10-4
                                 (CUSIP Number)


                                January 2, 2004
            (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)






________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







CUSIP No.  097189-10-4
_____________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                        Highbridge Capital Corporation - not applicable
______________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                        (a)  [ ]
                                                        (b)  [ ]
______________________________________________________________________________

     (3)    SEC USE ONLY
______________________________________________________________________________

     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands, British West Indies
______________________________________________________________________________

               (5)  SOLE VOTING POWER

                             0.0
NUMBER OF      _______________________________________________________________

SHARES         (6)  SHARED VOTING POWER

BENEFICIALLY                 0.0
               _______________________________________________________________
OWNED BY
               (7)  SOLE DISPOSITIVE POWER
EACH
                             0.0
REPORTING      _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                             0.0
______________________________________________________________________________

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0.0
______________________________________________________________________________

     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
______________________________________________________________________________

     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             0.00%
______________________________________________________________________________

     (12)    TYPE OF REPORTING PERSON **
                                       BD - Broker Dealer





CUSIP No.  097189-10-4
______________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Highbridge Capital Management, LLC - 13-3993048
______________________________________________________________________________

     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                        (a)  [ ]
                                                        (b)  [ ]
______________________________________________________________________________

     (3)    SEC USE ONLY
______________________________________________________________________________

     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            State of Delaware
______________________________________________________________________________

               (5)  SOLE VOTING POWER

                             0.0
NUMBER OF      _______________________________________________________________

SHARES         (6)  SHARED VOTING POWER

BENEFICIALLY                 0.0
               _______________________________________________________________
OWNED BY
               (7)  SOLE DISPOSITIVE POWER
EACH
                             0.0
REPORTING      _______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER

                             0.0
______________________________________________________________________________

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             0.0
______________________________________________________________________________

     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                       [ ]
______________________________________________________________________________

     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             0.00%
______________________________________________________________________________

     (12)    TYPE OF REPORTING PERSON **
                                       OO - Limited Liability Company





Item 1.

(a)  Name of Issuer

	Bogen Communications International, Inc.

(b)  Address of Issuer's Principal Executive Offices:

	50 Spring Street,
	Ramsey, NJ  07446


Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

 Highbridge Capital Corporation
 The Anchorage Centre, 2nd Floor
 Harbour Drive, George Town,
 Grand Cayman, Cayman Islands, British West Indies
 Citizenship: Cayman Islands, British West Indies

 Highbridge Capital Management, LLC
 9 West 57th Street, 27th Floor
 New York, New York  10019
 Citizenship: State of Delaware


(d)  Title of Class of Securities
	Common Stock, par value $0.001 per share

(e)  CUSIP Number	097189-10-4


Item 3.	 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:


(a) [X] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o). Highbridge Capital Corporation

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [x] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation. Highbridge Capital Management, LLC is exempt from registration as an investment adviser. The persons at Highbridge Capital Management, LLC who actually exercise the power to dispose of and the power to vote the investments of Highbridge Capital Corporation are registered as registered representatives of Highbridge Capital Corporation, a registered broker/dealer.

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]



Item 4.	Ownership

(a)  Amount Beneficially Owned

     0.0

(b)  Percent of Class

     0.00%

(c)  Number of shares as to which such person has:
      (i) sole power to vote or to direct the vote
             0

     (ii) shared power to vote or to direct the vote
             0

    (iii) sole power to dispose or to direct the disposition of
             0

     (iv) shared power to dispose or to direct the disposition of
             0


Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

		Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

		Inapplicable

Item 8.  Identification and Classification of Members of the Group

		Inapplicable

Item 9.  Notice of Dissolution of Group

		Inapplicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 6th day of January, 2004


Highbridge Capital Corporation

By:  /s/  Howard Feitelberg
    -------------------------------------
     Howard Feitelberg, Controller



Highbridge Capital Management, LLC

By:  /s/  Ronald S. Resnick
    -------------------------------------
     Ronald S. Resnick, Managing Director





                        Exhibit Index
                        -------------

              Exhibit                  Description
              -------                  -----------

                 1               Joint Filing Agreement